Supplemental Retirement Agreement

Pursuant to the Foamex Non-Qualified Retirement Plan, this is a Supplemental Retirement Agreement, effective June 20, 2007 (the “Agreement”), between Foamex International Inc., a Delaware Corporation, and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively the “Company”) and John G. Johnson, Jr. (the “Executive”).

WHEREAS, Executive is a key employee of the Company and is employed by the Company as its Chief Executive Officer pursuant to an employment agreement dated April 16, 2007; and

WHEREAS, the Company desires to provide the Executive with a supplemental retirement benefit in respect of Executive’s prior service with the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

(a)       “Actuarial Equivalent” means with respect to any specified annuity another annuity which has the same present value as the specified annuity using the interest rate and actuarial assumptions applicable to salaried employees under the Pension Plan.

(b)       “Beneficiary” means the person(s) designated under the Pension Plan to receive any payment or benefits upon Executive’s death.

(c)	“Board of Directors” means the Board of Directors of the Company.
(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)       “Disability” means (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Company or its affiliates.

(f)        “Non-Qualified Plan” means the Foamex Non-Qualified Retirement Plan, as amended from time to time.

(g)       “Pension Plan” means the Foamex L.P. Pension Plan, as amended from time to time.

(h)       “Retirement” means a complete termination of the Executive’s employment relationship with the Company and all of its affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations and guidance thereunder.

(i)        “Specified Employee” means a key employee of the Company as described in Code Section 409A.

2.	Retirement and Disability Benefits.

(a)       Unless the Executive elects otherwise pursuant to Section 2(b), the benefit payable to the Executive upon his Retirement or Disability will be a single life annuity of $1,966.00 per month.

(b)       At any time before the first annuity payment has been made under this Agreement, the Executive may change the form of life annuity specified in Section 2(a); provided, however, that the chosen annuity has the same scheduled date for the first annuity payment, and is the Actuarial Equivalent of, the annuity specified in Section 2(a). Pursuant to this Section 2(b), the Executive may select among the following annuity options:

(i)        Option 1. The amount of monthly benefit to be paid to the Executive shall be reduced, but after his death 100% of such reduced monthly benefit shall be paid for life to his Beneficiary.

(ii)       Option 2. The amount of monthly benefit to be paid to the Executive shall be reduced, but after his death 66–2/3% of such reduced monthly benefit shall continue to be paid for life to his Beneficiary.

(iii)      Option 3. The amount of monthly benefit to be paid to the Executive shall be reduced, but after his death 50% of such reduced monthly benefit shall continue to be paid for life to his Beneficiary.

3.         Pre-Retirement Death Benefit. Upon the Executive’s death prior to the first payment under Section 2, the Executive’s surviving spouse, if any, will receive a pre-retirement death benefit in the form of a monthly life annuity. The monthly amount of such benefit will be equal to one half of the monthly amount to which the Executive would have been entitled had he retired on the first day of the month coincident with or next following the date of his death, and had he selected Option 3 with his spouse as his designated Beneficiary under Section 2 of this Agreement.

4.	Distribution of Benefit.

(a)       The distribution of benefits under of this Agreement will occur upon the earliest of the Executive’s Retirement, Disability or death.

(b)       Payment shall commence as of the first day of the month following the applicable event. Notwithstanding the foregoing, if Executive is a Specified Employee and he is entitled to a distribution under Section 4(a)(i) by reason of his Retirement, payment shall commence as soon as practicable following the date that is six months after such Retirement. In such event, the first payment to the Executive shall include the amount of all payments delayed pursuant to the preceding sentence.

5.         Vesting. The Executive shall at all times be 100 percent vested in his benefits under this Agreement.

6.         Source of Funds. This Agreement shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under this Agreement, shall remain assets of the Company and shall be subject to the claims of its general creditors. The Executive shall be a general creditor of the Company to the extent of the value of his benefit accrued hereunder, and he shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Agreement. The Company’s obligation under the Agreement shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

7.         Administration. This Agreement shall be administered as provided in the Non-Qualified Retirement Plan, as amended from time to time.

8.	Amendment and Termination.

(a)       The Board of Directors reserves the right to amend this Agreement at any time and from time to time in any fashion and to terminate this Agreement at any time.

(b)       No amendment or termination of this Agreement shall reduce the benefits accrued under this Agreement up to the date of such amendment or termination.

9.         Applicable Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the State of Delaware, to the extent not superseded by federal law.

10.       Successors. The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

11.       Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as it shall reasonably determine are required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

FOAMEX INTERNATIONAL INC.
By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

FOAMEX L.P.
By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

EXECUTIVE
/s/ John G. Johnson, Jr.
John G. Johnson, Jr.

4